EXHBIT 99.1

MEMORANDUM OF UNDERSTANDING

     WHEREAS, Phillip Goldstein (“Goldstein”) is the plaintiff in pending litigation against Brantley Capital Corporation, a Maryland corporation (“BCC”), Robert P. Pinkas (“Pinkas”), IVS Associates, Inc. (“IVS”), James P. Oliver (“Oliver”) and Benjamin F. Bryan (“Bryan”) (Goldstein, BCC, Pinkas, Bryan, and Oliver are hereinafter referred to as the “Parties”) in the United States District Court for the Northern District of Ohio Eastern Division, Civil Action No. 1:020V1903 (the “Litigation”); and

     WHEREAS, the Parties wish to settle the Litigation amicably without further proceedings;

     NOW THEREFORE THE PARTIES AGREE as follows:

     1.     BCC will add Gerald Hellerman to its Board of Directors on or before March 19, 2003.

     2.     Bryan will resign from the Board of Directors of BCC on or before March 19, 2003.

     3.     (a) The Parties will exercise their best efforts to cause there to be exactly four directors who are not “interested persons” as such term is defined under the Investment Company Act of 1940 (hereinafter the “independent directors”) at all times subsequent to March 19, 2003 until BCC is sold, liquidated or dissolved, and will cause there to be no more than seven (7) directors in total.

     (b)  In the event that either Mr. Goldstein or Mr. Hellerman resigns, dies, or is otherwise disabled from serving as an independent director during the term of this Memorandum of Understanding (“Agreement”), whichever one of them remains on the Board of Directors shall have the right to designate the successor to the independent director who has died, resigned or otherwise been disabled from service, subject to the approval of the full board, which approval will not be unreasonably withheld within the exercise of its fiduciary duties.

     (c)  BCC shall not convert from an advised fund to internal management without the vote of a majority of independent directors in favor.

     (d)  The independent directors shall have the right to retain independent counsel at BCC’s expense, which shall be limited to $25,000 per year. It shall require the vote of at least two independent directors, one of whom shall be Hellerman or Goldstein (or their successors) to hire such counsel.

     4.     At the 2003 Annual Meeting of Shareholders, which will be held no later than July 31, 2003, BCC shall ask shareholders to approve:

     (a)  A plan of orderly disposition of the assets of BCC and their prompt distribution to shareholders, or in the alternative, a sale of the assets of BCC or a cash-out merger with another company with the goal of a prompt cash distribution to BCC’s shareholders (“Plan”); and, in conjunction therewith

     (b)  A new investment advisory agreement pursuant to which (i) BCM’s fees based upon BCC’s net asset value shall be reduced from 2.85% annually to 2.5% annually; (ii) all options, warrants or other derivative securities or rights granted by BCC to BCM, or to any officers or employees of BCM, shall be forfeited immediately; (iii) BCM shall be entitled to receive a fee equal to 20% of the aggregate distributions paid by BCC to its shareholders in excess of $10 per share, provided however that none of this amount shall be paid to BCM unless and until aggregate amounts paid to shareholders shall exceed $13 per share; and (iv) no other compensation shall be paid to BCM (“New Investment Advisory Agreement”).

     5.     The Plan and the New Investment Advisory Agreement will be proposed as a joint plan, each contingent upon shareholder approval of the other.

     6.     The Parties agree to (i) actively support the Plan and the New Investment Advisory Agreement, subject to their fiduciary duties under applicable law, and (ii) in their capacities as shareholders, the Parties will vote in favor of the Plan and New Investment Advisory Agreement at the 2003 Annual Meeting of Shareholders.

     7.     (a) BCC shall reimburse Goldstein for all of his expenses incurred in connection with the Litigation and his proxy solicitation with respect to the annual meeting of shareholders on September 17, 2002, up to a maximum amount of $275,000.

     (b)  BCC shall pay such amounts to Goldstein upon submission by Goldstein of proof of his payment of such expenses on the earliest to occur of (a) June 11, 2003 or (b) the fifth business day after BCC’s receipt of proceeds from the sale of any portfolio security. After June 11, 2003, BCC shall not pay any advisory fees to BCM until Goldstein has been paid in full.

     8.     Subject to all Parties’ continued compliance with the terms of the Agreement, Goldstein will not engage in or support a proxy contest during the term of this Agreement.

     9.     This Agreement is subject to the unanimous approval by BCC’s board of directors who are not parties hereto.

     10.     Each Party agrees to refrain from making any disparaging remarks about other Parties to this Agreement, including each Parties’ subsidiaries, attorneys, employees and affiliates. Nothing in this provision effects the Parties’ testimonial obligations. The Parties agree that the only public statement regarding this Agreement or the Litigation will be in the form of an agreed-upon press release.

     11.     This Memorandum of Understanding will become effective as the formal settlement agreement among the Parties upon unanimous consent of the board of directors of BCC adopting this Memorandum of Understanding. Upon such unanimous consent, the Parties will execute and tender to Goldstein’s and BCC’s counsel a stipulation of dismissal with prejudice to be filed with the Court when the obligations contained in paragraph 7 of this Agreement are satisfied.

     12.     This Agreement will expire on December 31, 2006.

/s/ Phillip Goldstein

Phillip Goldstein

/s/ Robert P. Pinkas

Robert P. Pinkas

/s/ James P. Oliver

James P. Oliver

/s/ Benjamin F. Bryan

Benjamin F. Bryan

BRANTLEY CAPITAL CORPORATION

By:	/s/ Robert P. Pinkas

Robert P. Pinkas

BRANTLEY CAPITAL MANAGEMENT

By:	/s/ Robert P. Pinkas

Robert P. Pinkas

4